EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, February 9, 2016



CHICAGO, ILLINOIS - February 9, 2016 - Ellen R. Gordon,
Chairman, Tootsie Roll Industries, Inc., reported fourth quarter and twelve months 2015 net sales and net earnings.

Fourth quarter 2015 net sales were $139,881,000 compared to $137,929,000 in fourth quarter 2014, an increase of $1,952,000 or 1%.
Fourth quarter 2015 net earnings were $19,705,000 compared to $18,023,000 in fourth quarter 2014, and net earnings per share were $.32 and $.29 in fourth quarter 2015 and 2014, respectively, an increase of $.03 or 10%.

Twelve months 2015 net sales were $536,692,000 compared to $539,895,000 in twelve months 2014, a decrease of $3,203,000 or 1%.
Twelve months 2015 net earnings were $66,089,000 compared to $63,298,000 in twelve months 2014, and net earnings per share were $1.08 and $1.02 in twelve months 2015 and 2014, respectively, an increase of $.06 per share or 6%.

Mrs. Gordon said, "While we finished 2015 with a 3% increase in fourth quarter domestic sales, our reported consolidated sales for fourth quarter 2015 were adversely impacted by foreign currency translation due to the strength of the U.S. dollar. Twelve months 2015 domestic sales were ahead of 2014, and twelve months 2015 consolidated sales were also adversely affected by unfavorable foreign currency translation, principally Mexico and Canada.
Fourth quarter and twelve months 2015 net earnings benefited from lower distribution and delivery expenses including the effects of declining energy and fuel costs, improving manufacturing plant efficiencies driven by capital investments, more favorable ingredient costs, and ongoing cost containment programs. Although our overall comparative ingredient costs in both fourth quarter and twelve months 2015 were somewhat more favorable compared to the corresponding periods in the prior year, certain key ingredient costs were higher in 2015, and we expect overall ingredient costs to be higher in 2016. Net earnings in both fourth quarter and twelve months 2015 were also favorably impacted by a lower effective income tax rate primarily due to the favorable settlement of outstanding tax matters. The Company's fourth quarter and twelve months 2015 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."


















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2015 & 2014

                                             FOURTH QUARTER ENDED
                                            2015              2014

Net Product Sales                      $ 139,881,000     $ 137,929,000

Net Earnings                           $  19,705,000     $  18,023,000

Net Earnings Per Share   *                 $ .32             $ .29

Average Shares Outstanding *              60,991,000        62,047,000


                                               TWELVE MONTHS ENDED
                                            2015              2014

Net Product Sales                      $ 536,692,000     $ 539,895,000

Net Earnings                           $  66,089,000      $ 63,298,000

Net Earnings Per Share   *                 $1.08             $1.02

Average Shares Outstanding *              61,441,000        62,358,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 10, 2015 and April 4, 2014.